Exhibit 99.1

FOR IMMEDIATE RELEASE

Network-1 Reaches Settlement With Dell

New York, New York – July 29, 2020 – Network-1 Technologies, Inc. (NYSE AMERICAN:NTIP), a company engaged in developing, licensing, and protecting intellectual property, announced today that it has agreed to settle its litigation against Dell, Inc. (“Dell”) pending in the District Court, 241st Judicial District Smith County, Texas. The litigation relates to a dispute regarding a Settlement and License Agreement, dated August 15, 2016, with respect to royalty payments relating to licensing Network-1’s Remote Power Patent. Under the terms of the settlement, Dell will pay $4,150,000 to Network-1 in full settlement of the litigation.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-four (84) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $147,000,000 from May 2007 through March 31, 2020. Network-1 has achieved licensing and other revenue of $47,150,000 through March 31, 2020 with respect to its Mirror Worlds Patent Portfolio.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770